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                                                                    EXHIBIT 99


CAUTIONARY STATEMENTS RELATING TO FORWARD-LOOKING INFORMATION.

     The Company and its representatives may, from time to time, make written or verbal forward-looking statements. Those statements relate to developments, results, conditions or other events the Company expects or anticipates will occur in the future. Without limiting the foregoing, those statements may relate to future revenues, earnings, store openings, market conditions and the competitive environment. Forward-looking statements are based on management's then current views and assumptions and, as a result, are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.

     Any such forward-looking statements are qualified by the following which contain certain of the important factors that could cause actual results to differ materially from those predicted by the forward-looking statements:

COMPETITIVE PRESSURES

     The retail business is highly competitive. Each of our operations competes for customers, employees, locations, products, services and other important aspects of their businesses with many other local, regional and national retailers. Those competitors, some of which have a greater market presence than the Company, include traditional and off-price store-based retailers, direct mail businesses, entertainment and travel providers and other forms of retail commerce. Unanticipated changes in the pricing and other practices of those competitors may impact our expected results.

CONSUMER TRENDS

     It is difficult to predict what merchandise consumers will demand, particularly merchandise that is trend driven. A substantial part of our business is dependent on our ability to make trend right decisions for a wide variety of goods and services. Failure to accurately predict constantly changing consumer tastes, preferences, spending patterns and other lifestyle decisions could adversely affect short term results and long term relationships with our guests.

CREDIT OPERATIONS

     The Company's credit operations facilitate sales in our stores and generate additional revenue from fees related to extending credit. Our ability to extend credit to our guests depends on many factors including compliance with federal and state banking and consumer protection laws, any of which may change from time to time. In addition, changes in credit card use, payment patterns and default rates may result from a variety of economic, legal, social and other factors that we cannot control or predict with certainty. Changes that adversely impact our ability to extend credit and collect payments could negatively affect our results.

GENERAL ECONOMIC CONDITIONS

     General economic factors that are beyond our control impact the Company's forecasts and actual performance. These factors include interest rates, recession, inflation, deflation, consumer credit availability, consumer debt levels, tax rates and policy, unemployment trends and other matters that influence consumer confidence and spending. Increasing volatility in financial markets may cause these factors to change with a greater degree of frequency and magnitude.

LABOR CONDITIONS

     The Company's performance is dependent on attracting and retaining a large and growing number of quality team members. Many of those team members are in entry level or part time positions with historically high rates of turnover. Our ability to meet our labor needs while controlling our costs is subject to external factors such as unemployment levels, minimum wage legislation and changing demographics.

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PRODUCT SOURCING

     The products we sell are sourced from a wide variety of domestic and international vendors. All of our vendors must comply with applicable laws and our required standards of conduct. Our ability to find qualified vendors and access products in a timely and efficient manner is a significant challenge which is typically even more difficult with respect to goods sourced outside the United States. Trade restrictions, tariffs, currency exchange rates, transport capacity and costs and other factors significant to this trade are beyond our control and could impact our business.

YEAR 2000 DATE CONVERSION

     Our business may be adversely affected by the inability of information systems and other technology to function properly using dates after December 31, 1999. The scope of this issue is difficult to predict with certainty and there can be no assurance that we, our business partners, banks, public utilities and others whose goods or services support the retail environment, will successfully complete every phase of the year 2000 conversion on a timely basis. Our current estimates of the cost and impact of the year 2000 issue are based upon certain assumptions including the continued availability of necessary resources, timely modifications to our plans that may be necessary, the preparedness of parties on whom our business depends and other factors. Failure of any of those assumptions could result in higher costs, system failures or business interruptions and could have a material, adverse impact on our future operations, earnings and financial position.

OTHER FACTORS

     Other factors that could cause actual results to differ materially from those predicted include: weather, changes in the availability or cost of capital, the availability of suitable new store locations on acceptable terms, shifts in the seasonality of shopping patterns, labor strikes or other work interruptions, the impact of excess retail capacity in our markets, material acquisitions or dispositions, the success or failure of significant new business ventures, adverse results in material litigation, natural disasters, the outbreak of war or other significant national or international events.

     The foregoing list of important factors is not exclusive and the Company does not undertake to revise any forward-looking statement to reflect events or circumstances that occur after the date the statement is made.